                                                                      EXHIBIT 12

                         U S WEST COMMUNICATIONS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                                                                 YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------------------
                                                                    1996       1995       1994      1993(1)     1992
                                                                  ---------  ---------  ---------  ---------  ---------
Income before income taxes, extraordinary item and cumulative
  effect of change in accounting principles.....................  $   2,001  $   1,917  $   1,881  $     687  $   1,385
Interest expense (net of amounts capitalized)...................        414        386        331        374        401
Interest factor on rentals......................................         54         60         70         67         65
                                                                  ---------  ---------  ---------  ---------  ---------
Earnings........................................................  $   2,469  $   2,363  $   2,282  $   1,128  $   1,851
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

Interest expense................................................  $     445  $     426  $     367  $     374  $     401
Interest factor on rentals......................................         54         60         70         67         65
                                                                  ---------  ---------  ---------  ---------  ---------
Fixed charges...................................................  $     499  $     486  $     437  $     441  $     466
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

Ratio of earnings to fixed charges..............................       4.95       4.86       5.22       2.56       3.97
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

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(1)  The 1993 ratio includes a one-time restructuring charge of $880. Excluding the restructuring charge, the ratio of earnings to fixed charges would have been 4.55.

(2) The 1992 ratio is based on earnings before the cumulative effect of change in accounting principles which reduced net income by $1,724.